DATE: March 4, 2020

XENIA HOTELS & RESORTS ANNOUNCES AGREEMENT TO SELL SEVEN-HOTEL PORTFOLIO FOR $483 MILLION

Orlando, FL - March 4, 2020 - Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced it has executed an agreement to sell a seven-hotel portfolio with a total of 1,124 guest rooms for $483 million, or approximately $430,000 per key, inclusive of $6 million of cash in existing FF&E reserve accounts. The portfolio consists of seven Kimpton-managed hotels, including Canary Hotel Santa Barbara, Hotel Monaco Chicago, Hotel Monaco Denver, Hotel Monaco Salt Lake City, Hotel Palomar Philadelphia, Lorien Hotel & Spa in Alexandria, Virginia, and RiverPlace Hotel in Portland, Oregon. The agreed-upon sale price represents a 16.1x multiple and a 5.3% capitalization rate on the hotels’ combined 2019 Hotel EBITDA and net operating income, respectively. The closing is subject to the satisfaction of certain customary closing conditions and is expected to occur by early May. The buyer can extend the closing date to early June with the payment of an additional deposit. In 2019, this seven-hotel portfolio contributed approximately $30 million to the Company's Adjusted EBITDAre. For the seven months from June to December 2019, the portfolio contributed approximately $21 million to the Company's Adjusted EBITDAre.

“We are pleased to have reached an agreement to sell this portfolio at attractive pricing, both generally and relative to our current trading multiple” said Marcel Verbaas, Chairman and Chief Executive Officer of Xenia. “If completed as anticipated, this sale will represent our largest transaction since our listing in early 2015. While these hotels are high-quality assets that are largely consistent with our long-term investment strategy, we believe that this disposition is an illustration of our ability to opportunistically unlock value within our current portfolio and increase shareholder value through portfolio recycling. The sale of these assets at an appealing valuation will further strengthen our balance sheet and position the Company to drive enhanced growth in the years ahead.”

Net debt to trailing twelve month Corporate EBITDA as of December 31, 2019, pro forma for the sale of this portfolio, is expected to be approximately 2.7x. Net proceeds to the Company are expected to be approximately $420 million, after repayment of a mortgage loan encumbering one of the hotels and transaction costs. The transaction does not require payment of any management agreement termination costs. Net proceeds from the sale will be utilized for general corporate purposes, which may include additional debt repayments, potential acquisitions consistent with the Company’s long-term strategy, and share repurchases under the Company’s existing authorization.

About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in uniquely positioned luxury and upper upscale hotels and resorts, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 39 hotels comprising 11,245 rooms across 16 states. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, and Hilton, as well as leading independent management companies including The Kessler Collection and Sage Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, prospects, the anticipated cash proceeds from the sale, the anticipated use of proceeds from the sale, the anticipated timing of the closing of the sale or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the satisfaction of closing conditions, purchase price adjustments in accordance with the terms of the purchase agreement entered in connection with the sale, indemnification obligations, and the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Contact:
Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 246-8111

For additional information or to receive press releases via email, please visit our website at
www.xeniareit.com

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